Exhibit 99.1

FOR INFORMATION CONTACT:

Spencer Sias, (650) 424-5782

Vice President, Corporate Communications

and Investor Relations

spencer.sias@varian.com

Elisha W. Finney Announces Plan to Retire as CFO of Varian Medical Systems

PALO ALTO, Calif., Oct. 26, 2016 – Varian Medical Systems (NYSE: VAR) today announced that Elisha W. Finney has informed the company of her intention to retire as executive vice president and chief financial officer. Finney, 55, will remain in her current role until a successor is named, which Varian expects will occur during the fiscal year 2017. The company has initiated a search to identify a replacement. Finney will assist with an orderly transition and continue to manage the planned spin-off of Varian’s Imaging Components business.

"For our company and for our investors, Elisha has been an intelligent, trusted and energetic leader that all of us count on to help deliver winning results,” said Dow R. Wilson, president and CEO of Varian. “With her help and guidance, we have achieved a sustained, decades-long record of growth in revenues and profitability. Her passion and competitiveness have been driving forces for the entire company. She leaves a great track record to build upon. We have been very fortunate to have Elisha on our management team.”

"I am fortunate and proud to have spent virtually my entire career at a company that has the mission of saving lives,” said Finney. “After nearly 29 years at Varian and nearly 18 years as CFO, I am excited about spending more time with my family and about the prospect of serving on boards of other companies. We have grown tremendously since the last Varian spin in 1999 and the planned spin-off of the Imaging Components business presents a natural time to transition. It has been a privilege to be part of a dedicated, passionate team whose talent and professionalism have made Varian a global power in the fight against cancer.”

As CFO, Finney is responsible for all aspects of financial operations for Varian, including financial controls, treasury, risk management, investor relations, tax, internal audit and information technology. She manages a team of some 400 employees around the globe. During her time as CFO, Varian has increased its revenues more than five-fold, boosted its EBIT margin from 11 percent to 19 percent of sales and enjoyed an appreciation in its split adjusted stock price from about $4 to a recent closing high of $100 per share.

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Elisha W. Finney Announces Plan to Retire as CFO of Varian Medical Systems	Page 2

About Varian Medical Systems

Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. The company also supplies informatics software for cancer treatment centers. Varian is a premier supplier of X-ray imaging components, including tubes, digital detectors, accessories and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future events, including the timing of the appointment of a successor Chief Financial Officer; the planned spin-off of Varian’s Imaging Components business; and any statements using the terms “will,” “intention,” “plan,” “expect,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varian’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability or inability to identify suitable successor Chief Financial Officer candidates; uncertainties relating to the timing and/or ultimate completion of Varian’s planned spin-off of its Imaging Components business; and the other risks listed from time to time in Varian’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. Varian assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.